Execution
                                                                       Copy










                                   CREDIT AGREEMENT

                              Dated as of March 22, 1995


                                       between


                           PIONEER FINANCIAL SERVICES, INC.


                                         and


                           AMERICAN NATIONAL BANK AND TRUST
                                 COMPANY OF CHICAGO,

                             FIRSTAR BANK MILWAUKEE, N.A.

                                         and

                                BANK ONE, ROCKFORD, NA








                                  TABLE OF CONTENTS
                                                                       Page

                                      SECTION 1
                                 CERTAIN DEFINITIONS  . . . . . . . . .   1

               SECTION 1.1    Terms Defined in this Agreement . . . . .   1

                                      SECTION 2
                           TERM LOAN; BORROWING PROCEDURES  . . . . . .   9

               SECTION 2.1    Term Loan . . . . . . . . . . . . . . . .   9
               SECTION 2.2    Disbursement. . . . . . . . . . . . . . .   9
               SECTION 2.3    Repayment of Principal of the Loans . . .   9
               SECTION 2.4    Optional Prepayments. . . . . . . . . . .  10
               SECTION 2.5    Termination  of  the Loans;  Termination
                    Date. . . . . . . . . . . . . . . . . . . . . . . .  10




                                      SECTION 3
                              NOTES EVIDENCING THE LOANS  . . . . . . .  10

               SECTION 3.1    Notes . . . . . . . . . . . . . . . . . .  10

                                      SECTION 4
                               INTEREST, FEES AND COSTS . . . . . . . .  11

               SECTION 4.1    Interest  . . . . . . . . . . . . . . . .  11
               SECTION 4.2    Conversion Elections. . . . . . . . . . .  11
               SECTION 4.3    Closing Fees. . . . . . . . . . . . . . .  12
               SECTION 4.4    Computation of Interest.  . . . . . . . .  12
               SECTION 4.5    Increased Costs; Capital Adequacy . . . .  12
               SECTION 4.6    Funding Losses. . . . . . . . . . . . . .  13

                                      SECTION 5
                                  MAKING OF PAYMENTS  . . . . . . . . .  14

               SECTION 5.1    Payments by the Company . . . . . . . . .  14
               SECTION 5.2    Payments by each Bank.  . . . . . . . . .  14
               SECTION 5.3    Setoff  . . . . . . . . . . . . . . . . .  15
               SECTION 5.4    Sharing of Payments.  . . . . . . . . . .  15

                                      SECTION 6
                            REPRESENTATIONS AND WARRANTIES  . . . . . .  16

               SECTION 6.1    Corporate Organization  . . . . . . . . .  16
               SECTION 6.2    Authorization; No Conflict  . . . . . . .  16
               SECTION 6.3    Validity and Binding Nature . . . . . . .  16
               SECTION 6.4    Financial Statements  . . . . . . . . . .  16
               SECTION 6.5    Litigation and Contingent Liabilities . .  17
               SECTION 6.6    Employee Benefit Plans  . . . . . . . . .  17
               SECTION 6.7    Investment Company Act  . . . . . . . . .  18
               SECTION 6.8    Regulation U  . . . . . . . . . . . . . .  18
               SECTION 6.9    Accuracy of Information . . . . . . . . .  18
               SECTION 6.10   Labor Controversies . . . . . . . . . . .  18
               SECTION 6.11   Tax Status  . . . . . . . . . . . . . . .  18
               SECTION 6.12   No Default  . . . . . . . . . . . . . . .  18
               SECTION 6.13   Compliance with Applicable Laws . . . . .  19
               SECTION 6.14   Insurance . . . . . . . . . . . . . . . .  19
               SECTION 6.15   Solvency. . . . . . . . . . . . . . . . .  19
               SECTION 6.16   Use of Proceeds.  . . . . . . . . . . . .  20
               SECTION 6.17   Subsidiaries. . . . . . . . . . . . . . .  20

                                      SECTION 7
                                      COVENANTS . . . . . . . . . . . .  20

               SECTION 7.1    Reports,    Certificates    and    Other
                    Information . . . . . . . . . . . . . . . . . . . .  20
                         (a)  Annual Report.  . . . . . . . . . . . . .  20
                         (b)  Interim Reports.  . . . . . . . . . . . .  20
                         (c)  Statutory Statements. . . . . . . . . . .  20
                         (d)  Reports to SEC. . . . . . . . . . . . . .  20
                         (e)  Certificates  . . . . . . . . . . . . . .  20
                         (f)  Notice of Default, Litigation  and ERISA
                              Matters . . . . . . . . . . . . . . . . .  21
                         (g)  Other Information . . . . . . . . . . . .  21
               SECTION 7.2    Corporate Existence and Franchises  . . .  21
               SECTION 7.3    Books, Records and Inspections  . . . . .  21
               SECTION 7.4    Insurance . . . . . . . . . . . . . . . .  21
               SECTION 7.5    Taxes and Liabilities . . . . . . . . . .  22
               SECTION 7.6    Cash Flow Coverage  . . . . . . . . . . .  22
               SECTION 7.7    Net Worth.  . . . . . . . . . . . . . . .  22



               SECTION 7.8    Intentionally Omitted.  . . . . . . . . .  22
               SECTION 7.9    Indebtedness. . . . . . . . . . . . . . .  22
               SECTION 7.10   Risk-Based Capital  . . . . . . . . . . .  22
               SECTION 7.11   Real Estate Concentration.  . . . . . . .  22
               SECTION 7.12   Investment Quality. . . . . . . . . . . .  23
               SECTION 7.13   Intentionally Omitted.  . . . . . . . . .  23
               SECTION 7.14   Insurance Company Leverage Ratio.   . . .  23
               SECTION 7.15   Insurance Ratings.  . . . . . . . . . . .  23
               SECTION 7.16   Intentionally Omitted.  . . . . . . . . .  23
               SECTION 7.17   Change in Nature of Business  . . . . . .  23
               SECTION 7.18   Depository Relationship . . . . . . . . .  23
               SECTION 7.19   Employee Benefit Plans  . . . . . . . . .  24
               SECTION 7.20   Use of Proceeds . . . . . . . . . . . . .  24
               SECTION 7.21   Other Agreements  . . . . . . . . . . . .  24
               SECTION 7.22   Compliance with Applicable Laws . . . . .  24

                                      SECTION 7A
                              UNRESTRICTED SUBSIDIARIES . . . . . . . .  24

               SECTION 7A.1   Unrestricted Subsidiaries.  . . . . . . .  24
               SECTION 7A.2   Additional Unrestricted Subsidiaries. . .  25
               SECTION 7A.3   Effectiveness of Designation. . . . . . .  25

                                      SECTION 8
                            CONDITIONS TO MAKING THE LOANS  . . . . . .  26

               SECTION 8.1    Conditions Precedent. . . . . . . . . . .  26
                         (a)  Fees and Expenses . . . . . . . . . . . .  26
                         (b)  Documents . . . . . . . . . . . . . . . .  26
                         (c)  No Default. . . . . . . . . . . . . . . .  27

                                      SECTION 9
                          EVENTS OF DEFAULT AND THEIR EFFECT  . . . . .  27

               SECTION 9.1    Events of Default . . . . . . . . . . . .  27
                         (a)  Nonpayment of the Loans . . . . . . . . .  27
                         (b)  Nonpayment of Other Indebtedness  . . . .  27
                         (c)  Bankruptcy or Insolvency  . . . . . . . .  28
                         (d)  Specified  Noncompliance with  this
                              Agreement . . . . . . . . . . . . . . . .  28
                         (e)  Other Noncompliance with this Agreement .  28
                         (f)  Representations and Warranties  . . . . .  28
                         (g)  Employee Benefit Plans  . . . . . . . . .  28
                         (h)  Judgments . . . . . . . . . . . . . . . .  29
               SECTION 9.2    Effect of Event of Default  . . . . . . .  29

                                      SECTION 10
                                       GENERAL  . . . . . . . . . . . .  29

               SECTION 10.1   Amendments and Waivers  . . . . . . . . .  29
               SECTION 10.2   Notices . . . . . . . . . . . . . . . . .  30
               SECTION 10.3   Accounting Terms; Computations  . . . . .  30
               SECTION 10.4   Costs, Expenses and Taxes . . . . . . . .  30
               SECTION 10.5   Indemnification . . . . . . . . . . . . .  31
               SECTION 10.6   Captions and References . . . . . . . . .  31
               SECTION 10.7   No Waiver; Cumulative Remedies. . . . . .  31
               SECTION 10.8   Governing Law; Jury Trial; Severability .  32
               SECTION 10.9   Counterparts  . . . . . . . . . . . . . .  32
               SECTION 10.10  Successors and Assigns  . . . . . . . . .  33
               SECTION 10.11  Prior Agreements  . . . . . . . . . . . .  33
               SECTION 10.12  Assignments; Participations . . . . . . .  33
               SECTION 10.13  Confidentiality.  . . . . . . . . . . . .  34
               SECTION 10.14  Credit Decision . . . . . . . . . . . . .  34





                                SCHEDULES AND EXHIBITS

          SCHEDULE 5.1        Wire Transfer/Account Information
          SCHEDULE 6.11       Tax Liabilities
          SCHEDULE 6.17       Subsidiaries

          EXHIBIT A           Form of Note
          EXHIBIT B           Form of Notice of Conversion




                                   CREDIT AGREEMENT


               This Credit Agreement dated as of March 22, 1995 (this "Agreement"), is between (i) PIONEER FINANCIAL SERVICES, INC., a Delaware corporation (herein, together with its successors and assigns, called the "Company") and (ii) AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association (herein, together with its successors and assigns, called "ANB"), FIRSTAR BANK MILWAUKEE, N.A., a national banking association (herein, together with its successors and assigns, called "Firstar") and BANK ONE, ROCKFORD, NA, a national banking association (herein, together with its successors and assigns, called "Bank One") (ANB, Firstar and Bank One collectively referred to as the "Banks" and individually as a "Bank").

                                 W I T N E S S E T H:

               WHEREAS, the Company has requested the Banks severally to make available to the Company a term loan facility for the purposes as set forth herein; and

               WHEREAS, the  Banks are  willing  to make  available to  the
          Company a term loan facility in the aggregate amount of $15,000,000, under which each Bank severally shall lend funds to the Company subject to the terms and conditions set forth in this Agreement;

               NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:


                                      SECTION 1
                                 CERTAIN DEFINITIONS

               SECTION 1.1 Terms Defined in this Agreement. When used herein the following terms shall have the following respective meanings:

               "Adjusted Capital and Surplus" means, with respect to each Principal Insurance Subsidiary as of any date, the sum of (i) Capital and Surplus for such Principal Insurance Subsidiary and
          (ii) the asset valuation reserve of such Principal Insurance Subsidiary as of such date determined in accordance with Statutory Accounting Principles.

               "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

               "Aggregate Commitment" means the combined Commitments of the Banks in the amount of fifteen million dollars ($15,000,000).

               "Agreement" means this Credit Agreement as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

               "A.M. Best" means A.M. Best Company, and its successors and assigns.

               "ANB" - see Preamble.

               "Applicable Margin" means (a) with respect to Base Rate Loans, -0-, (b) with respect to CD Rate Loans, two percent (2.00%) per annum, and (c) with respect to Eurodollar Rate Loans, two and one-half percent (2.50%) per annum.

               "Authorized Control Level RBC" shall have the same meaning as the term "Authorized Control Level RBC" as defined in the NAIC Risk-Based Capital (RBC) for Life and/or Health Insurers Model Act, as such term may be amended by the NAIC from time to time.

               "Authorized Officer" means the Chairman, the President, any Executive Vice President, the Treasurer or any Vice President of the Company that are designated as authorized officers pursuant to a resolution of the Board of Directors of the Company (each Bank shall be entitled to rely on such resolution until revoked or amended in writing by the Company).

               "Available Cash Flow" means, with respect to the Company, for any period, the aggregate amount of all dividends, payments or distributions from Network Air Medical Systems, Inc., Association Management Corporation, Design Benefit Plans, Inc., Administrators Service Corporation, and National Health Services, Inc. for such period.

               "Bank" or "Banks" - see Preamble.

               "Bank One" - see Preamble.

               "Bank Parties" - see Section 10.5.

               "Base Rate" means, with respect to each Bank, at any time and from time to time the rate of interest per annum which such Bank most recently announced as its base rate in the city where such Bank's main office is located, which rate shall not necessarily be the lowest rate of interest which such Bank charges its customers.

               "Base Rate Loans" means the Loans when such Loans bear interest based on the Base Rate and the Applicable Margin with respect thereto.

               "Business Day" means any day of the year on which each Bank is open for business in the city where such Bank's main office is located.

               "Capital and Surplus" means, with respect to each Principal Insurance Subsidiary, such Principal Insurance Subsidiary's capital and surplus as reported on such Principal Insurance Subsidiary's Statutory Statements most recently filed with the department of insurance of such Principal Insurance Subsidiary's state of incorporation.

               "CD Rate" means, for each Bank, with respect to each Interest Period to be applicable to CD Rate Loans, the rate of interest per annum payable on a certificate or certificates of deposit purchased by the Company from such Bank concurrently in connection with the Loans when the Loans are CD Rate Loans.

               "CD Rate Loans" means the Loans when such Loans bear interest based on the CD Rate and the Applicable Margin with respect thereto.

               "Closing Date"  means  the  date  on  which  all  conditions
          precedent set  forth in Section 8.1  are satisfied or waived   by
          all the Banks.

               "Commitment", with respect to each Bank, has the meaning specified in Section 2.1.

               "Commitment  Percentage"   means,  as   to  any   Bank,  the
          percentage equivalent at the time of determination of such Bank's Commitment divided by the Aggregate Commitment.

               "Company" - see Preamble.

               "Conversion Date" means any date on which the Company converts Loans that are then Base Rate Loans to Eurodollar Rate Loans or CD Rate Loans; or Loans that are then CD Rate Loans to Eurodollar Rate Loans or Base Rate Loans; or Loans that are then Eurodollar Rate Loans to CD Rate Loans or Base Rate Loans.

               "Debt Service Requirements" means, for any period, all expenses of the Company on an unconsolidated basis, including, without limitation, the aggregate of the principal, interest and other payments, dividends or distributions made or required to be made (i) to each Bank under this Agreement, (ii) with respect to other Indebtedness, (iii) with respect to all preferred stock and common stock of the Company, and (iv) with respect to taxes paid or required to be paid by the Company (minus any cash payments made by Subsidiaries of the Company to the Company as reimbursement or otherwise as repayment for taxes paid by the Company on behalf of such Subsidiaries).

               "Dollar(s)" and the sign "$" means lawful money of the United States of America.

               "Earnings" means, for any period, as to any Insurance Subsidiary, the earnings of such Insurance Subsidiary calculated in accordance with Statutory Accounting Principles.

               "Environmental Laws"   means any  and all federal,  state or
          local   environmental   or   health   and   safety-related  laws,
          regulations, rules, ordinances, orders or directives.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder and under the Internal Revenue Code of 1986, as amended, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

               "ERISA Affiliate" means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended, or Section 4001 of ERISA.

               "Eurodollar Rate Loans" means the Loans when such Loans bear interest based on LIBOR and the Applicable Margin with respect thereto.

               "Event  of Default"  means any  of  the events  described in
          Section 9.1.

               "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

               "Firstar" - see Preamble.

               GAAP means the generally accepted accounting principles in the United States of America with such changes thereto as
          (i) shall be consistent with the then-effective principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors and (ii) shall be concurred in by the independent certified public accountants of recognized standing certifying any financial statements of the Company and its Subsidiaries.

               "Indebtedness" means, as of any date, all indebtedness, obligations or other liabilities of the Company and its
          Subsidiaries as of such date (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments for borrowed money, or (iii) pursuant to any guarantee of any indebtedness, obligations or other liabilities of any other Person of the type described in clauses (i) or (ii); provided, however, that (a) the amounts set forth in clauses (i),
          (ii) and (iii) shall not be double counted and (b) Indebtedness shall not include indebtedness, obligations or other liabilities of the Company to any Subsidiary or indebtedness, obligations or other liabilities of any Subsidiary to the Company or another Subsidiary.

               "Indemnified Liabilities" - see Section 10.5.

               "Insurance Company Leverage Ratio" means, for each Principal Insurance Subsidiary on an individual basis as of any date and for all Principal Insurance Subsidiaries on a combined basis as of any date, the ratio of (x) Adjusted Capital and Surplus to (y) Total Assets.

               "Insurance Laws" means any and all federal or state laws, regulations, rules, ordinances, orders or directives that pertain to the regulation of insurance companies, as such.

               "Insurance Subsidiaries" means, as of any date, all Subsidiaries of the Company that are engaged in the insurance business and are subject to regulation by the insurance commission or department of any state or other jurisdiction. The Insurance Subsidiaries of the Company as of the date of this Agreement are set forth in Schedule 6.17 attached hereto.

               "Interest Payment Date" means each Principal Repayment Date and each date upon which the Loans are prepaid or converted to Eurodollar Rate Loans, CD Rate Loans, or Base Rate Loans, as the case may be.

               "Interest Period" means, (a) if the Loans are then Eurodollar Rate Loans, the period commencing on the Business Day the Loans are disbursed or continued or on the Conversion Date on which the Loans are converted to Eurodollar Rate Loans, as the case may be, and ending on the date three months thereafter; and
          (b) if the Loans are then CD Rate Loans, the period commencing on the Business Day the Loans are disbursed or continued or on the Conversion Date on which the Loans are converted to CD Rate Loans, as the case may be, and ending 90 days thereafter;

          provided that:

                    (i) if any Interest Period pertaining to Loans that are then Eurodollar Rate Loans or CD Rate Loans would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, if the Loans are then Eurodollar Rate Loans, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                    (ii) any Interest  Period pertaining to  Loans that are
               then Eurodollar Rate Loans that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                    (iii) no Interest Period for the Loans shall extend beyond a Principal Repayment Date or the Termination Date.

               "Investment Grade Obligations" means, as of any date for each Principal Insurance Subsidiary, investments having an NAIC investment rating of 1 or 2; or a Standard & Poor's rating within the range of ratings from AAA to BBB-; or a Moody's rating within the range of ratings from Aaa to Baa3.

               "Liabilities" means any and all of the Company's obligations to the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise out of or in connection with this Agreement or the Related Documents.

               "LIBOR" means, with respect to each Interest Period to be applicable to Eurodollar Rate Loans, the rate of interest per annum determined by ANB obtained by dividing (a) the Telerate Screen Rate for such Interest Period or (b) if the Telerate Screen Rate is unavailable at the time the LIBOR rate is to be determined, a rate determined on the basis of the offered rates for deposits in U.S. dollars for a period approximately equal to such Interest Period which appear on the Reuters Screen LIBO Page, as of 11:00 a.m., London time, on the day that is two London banking days preceding the beginning of such Interest Period by (c) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) as prescribed by the Federal Reserve Board of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on the first day of such Interest Period to any member bank of the Federal Reserve System in respect of Eurodollar funding or liabilities.

               "Lien" means any mortgage, pledge, lien, security interest or other charge or encumbrance, including the retained security title of a conditional vendor or lessor.

               "Loan" means the extension of credit by a Bank to the Company pursuant to Section 2, and which shall be a Base Rate Loan, a CD Rate Loan or a Eurodollar Rate Loan.

               "Majority Banks" means at any time a group of Banks that shall include ANB and at least one other Bank.

               "Margin Stock" has the meaning given to such term in Regulation U.

               "Material Subsidiary" means any Subsidiary of the Company, the financial condition of which, when consolidated with the financial condition of the Company, has a material effect on such financial condition of the Company, and shall include, without limitation, each Principal Insurance Subsidiary.

               "Mortgage"  means, as  of  any date,  as  to each  Principal
          Insurance Subsidiary, the amount of such Principal Insurance Subsidiary's mortgage loans on real estate calculated in accordance with Statutory Accounting Principles.

               "Multiemployer Plan" means a "multiemployer plan" as defined in ERISA.

               "NAIC"   means   the  National   Association   of  Insurance
          Commissioners and any successor thereto.

               "Net  Worth" means, with respect  to the Company,  as at the time any determination thereof is made, the consolidated shareholders' equity, including common stock, additional paid-in capital, retained earnings, and net unrealized gains and losses, but excluding any increase or decrease in the Company's
          "available for sale investment portfolio" (as calculated in accordance with GAAP) since September 30, 1994.

               "Non-Investment Grade Obligations" means, as of any date, for each Principal Insurance Subsidiary, any fixed maturity debt instrument investment that is not an Investment Grade Obligation.

               "Note" or "Notes" - see Section 3 and Exhibit A.

               "Notice of Conversion" means a notice given by the Company to each Bank pursuant to Section 4.2, in substantially the form of Exhibit B.

               "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

               "Permitted Liens" - see Section 7.16.

               "Person" means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

               "Plan" means an "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA, an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, or any bonus, deferred compensation, stock purchase, stock option, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement.

               "Principal Insurance Subsidiaries" means, as of any date, any Insurance Subsidiary that is or becomes engaged in a material amount of insurance business and has been designated in writing by all of the Banks and the Company as a Principal Insurance Subsidiary. The following Insurance Subsidiaries shall be deemed to be Principal Insurance Subsidiaries as of the date of this Agreement and until designated otherwise by all of the Banks and the Company : Pioneer Life Insurance Company of Illinois, an Illinois corporation; National Group Life Insurance Company, an Illinois corporation; and Manhattan National Life Insurance Company, an Illinois corporation.

               "Principal Repayment Date" - see Section 2.3.

               "Real Estate Concentration Ratio" means, as of any date, as to each Principal Insurance Subsidiary, the ratio of (a) the sum of (i) Real Estate Investments plus (ii) Mortgages to (b) Capital and Surplus.

               "Real Estate Investments" means, as of any date, as to each Principal Insurance Subsidiary, the sum of (a) the book value of properties acquired in satisfaction of debt calculated in accordance  with Statutory  Accounting  Principles  plus (b)  the investment in investment real estate calculated in accordance with Statutory Accounting Principles; provided, that the properties occupied by the Company or any Subsidiary shall be excluded from the calculation of Real Estate Investments for purposes of this Agreement.

               "Regulation U" means Regulation U of  the Board of Governors
          of  the  Federal  Reserve  System  and  any   successor  rule  or
          regulation of similar import as in effect from time to time.

               "Related Documents" means, collectively, this Agreement, each Note issued by the Company to each Bank, and all other documents, instruments and agreements executed by the Company and delivered to the Banks pursuant to or in connection with this Agreement or any of the foregoing.

               "Reportable Event" means a reportable event (as defined in Section 4043(b) of ERISA) for which notice has not been waived pursuant to applicable regulations.

               "Reuters Screen LIBO Page" means the display page designated "LIBO" on the Reuters Monitor Money Rates Service (or such other page that may replace that page on such service for the purpose of displaying comparable rates).

               "Revolving Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of March 22, 1995 between the Company and the Banks, as amended, supplemented or otherwise modified from time to time.

               "Statutory Accounting Principles" means the accounting principles used in the preparation of Statutory Statements in accordance with the rules and regulations prescribed by the insurance commission or department of each Insurance Subsidiary's respective state of domicile in effect as of the date of this Agreement. In the event that there is a material change in such accounting principles subsequent to the date hereof, the covenants contained herein and affected by such change shall be adjusted as necessary to preserve the force and effect of such covenants by the Company (provided that prior to any such adjustment the Company shall consult with the Banks with respect to any such adjustment) subject to the reasonable objection of the Majority Banks.

               "Statutory Statements" means, with respect to an Insurance Subsidiary, the annual or quarterly accounting statement for such Insurance Subsidiary prepared in accordance with Statutory Accounting Principles, as filed with the insurance commissioner or department of each jurisdiction in which such Insurance Subsidiary is subject to regulation.

               "Subsidiary" means a corporation, association or business entity of which the Company and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of such entity's directors.

               "Telerate Screen Rate" means, for any Interest Period to be applicable to Eurodollar Rate Loans, the rate for deposits in U.S. dollars for a period approximately equal to such Interest Period which appears on Page 3750 of the Dow Jones Telerate Service (or such other page that may replace that page on such service for the purpose of displaying comparable rates) as of 11:00 a.m., London time, on the day that is two London banking days preceding the beginning of such Interest Period.

               "Termination Date" - see Section 2.5.

               "Total Adjusted Capital" shall have the same meaning as the term "Total Adjusted Capital" as defined in the NAIC Risk-Based Capital (RBC) for Life and/or Health Insurers Model Act, as such term may be amended by the NAIC from time to time.

               "Total Assets" means, as of any date, as to each Principal Insurance Subsidiary, the total net admitted assets calculated as of such date in accordance with Statutory Accounting Principles.

               "Total Invested Assets" means, as of any date, as to each Principal Insurance Subsidiary, the amount of such Principal Insurance Subsidiary's cash and invested assets calculated in accordance with Statutory Accounting Principles.

               "Unrestricted Subsidiary" - see Section 7A.1.

               "Unrestricted Subsidiary Indebtedness" means, as of any date, for any Unrestricted Subsidiary, all indebtedness, obligations or other liabilities of such Unrestricted Subsidiary and its Subsidiaries as of such date (i) for borrowed money,
          (ii) evidenced by bonds, debentures, notes or other similar instruments for borrowed money, or (iii) pursuant to any guarantee of any indebtedness, obligations or other liabilities of any other Person of the type described in clauses (i) or (ii); provided, however, that the amounts set forth in clauses (i),
          (ii) and (iii) shall not be double counted.


                                      SECTION 2
                           TERM LOAN; BORROWING PROCEDURES

               SECTION 2.1 Term Loan. (a) On the terms and subject to the conditions set forth in this Agreement, each Bank severally agrees to make available to the Company on the Closing Date of this Agreement a term loan (each such loan called a "Loan" and collectively called the "Loans") in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Bank's name on the signature page hereof under the heading
          "Commitment"  (such   amount   referred   to   as   such   Bank's
          "Commitment").

                    (b) The Company agrees that, if the Loans are CD Rate Loans, the Company shall purchase from each Bank a certificate or certificates of deposit in an amount equal to the outstanding principal amount of such Bank's Loan and which shall have a term equal to the Interest Period applicable to such Loan.

               SECTION 2.2 Disbursement. Each Bank shall disburse the proceeds of its Loan in immediately available funds to an account of the Company designated in writing by the Company.

               SECTION 2.3 Repayment of Principal of the Loans. The Company shall repay the principal amount of the Loans in installments as follows: Five Hundred Thirty-Five Thousand Seven Hundred Fourteen and 29/100 Dollars ($535,714.29) in aggregate principal amount on the last Business Day of April 1995 and on the last Business Day of each July, October, January and April thereafter (each such day being a "Principal Repayment Date") until the Loans are fully paid, provided, however, that the final payment, if not sooner paid, shall be due on the Termination Date and shall be equal to the aggregate principal amount of the Loans then outstanding. The Company shall ratably repay to each Bank such Bank's Commitment Percentage of the aggregate principal amount set forth in the preceding sentence.

               SECTION 2.4 Optional Prepayments. Subject to Section 4.6, the Company may, at any time or from time to time, ratably prepay the Loans in whole (in which case the Loans shall terminate) or in part in any amount; provided that the Company's written notice of such prepayment shall be delivered to each Bank in accordance with Section 10.2 prior to 11:00 a.m. (Chicago time) (i) two Business Days prior to the requested date of prepayment, if the Loans are then Eurodollar Rate Loans; (ii) one Business Day prior to the requested date of prepayment, if the Loans are then CD Rate Loans, and (iii) on the requested date of prepayment, if the Loans are then Base Rate Loans. Such notice of prepayment shall specify the date of prepayment, the aggregate amount of such prepayment, and each Bank's Commitment Percentage of such prepayment. Such notice shall not thereafter be revocable by the Company. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.6. Any amounts so prepaid may not be reborrowed.

               SECTION 2.5 Termination of the Loans; Termination Date. The Loans shall terminate without further action on the part of any Bank on the earlier of (i) December 31, 1999 or (ii) the date of termination of the Loans pursuant to Section 2.4 or Section
          9.2 hereof (the "Termination Date").


                                      SECTION 3
                              NOTES EVIDENCING THE LOANS

               SECTION 3.1 Notes. Each Bank's Loan shall be evidenced by a promissory note (herein, as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutions therefor, individually called a "Note" and collectively called the "Notes"), substantially in the form set forth in Exhibit A, with appropriate insertions, dated the Closing Date, payable to the order of such Bank in the principal amount equal to such Bank's Commitment or the aggregate principal amount of the Loan outstanding to such Bank, whichever is less. The date and amount of the Loan made by each Bank and of each repayment of principal thereon received by such Bank shall be recorded by such Bank in its records or, at its option, on the schedule attached to its Note. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note to such Bank. The failure so to record any such amount or any error in so recording any such amount, however, shall not limit or otherwise affect the Company's obligations hereunder or under such Note to repay the principal amount of the Loan evidenced by such Note together with all interest accruing thereon. Each Note shall provide for the payment of interest as provided in Section 4.


                                      SECTION 4
                               INTEREST, FEES AND COSTS

               SECTION 4.1    Interest.

                    (a) Subject to Section 4.1(c), the Loans shall bear interest on the outstanding principal amount thereof for the period commencing on the date when the Loans were made until the Loans are paid in full at a rate per annum equal to the CD Rate, LIBOR or the Base Rate, as the case may be, plus the Applicable Margin.

                    (b) Interest on the Loans shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of the Loans pursuant to Section 2.4 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof, and, during the existence of any Event of Default, interest shall be paid on demand.

                    (c) If any amount of principal of or interest on the Loans, or any other amount payable hereunder or under any Related Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a fluctuating rate per annum equal to the Base Rate plus two percent (2.00%) per annum.

               SECTION 4.2    Conversion Elections.

                    (a) The Company may upon irrevocable written notice to each Bank in accordance with Section 4.2(b):

                         (i) if the Loans are then Base Rate Loans, elect to convert on the last Business Day of each January, April, July or October all of such Loans into Eurodollar Rate Loans or CD Rate Loans; or

                        (ii) if the Loans are then Eurodollar Rate Loans, elect to convert on the last Business Day of each January, April, July or October all of such Loans into Base Rate Loans or CD Rate Loans; or

                       (iii) if the Loans are then CD Rate Loans, elect to convert on the last Business Day of each January, April, July or October all of such Loans into Base Rate Loans or Eurodollar Rate Loans;

          provided, that if the Loans are then either Eurodollar Rate Loans or CD Rate Loans and the aggregate amount of the Loans shall have been reduced, by payment, prepayment, or conversion thereof, to be less than $100,000, then such Loans shall automatically convert into Base Rate Loans.

                    (b) The Company shall deliver a Notice of Conversion in accordance with Section 10.2 to be received by each Bank not later than 11:00 a.m. (Chicago time) at least two Business Days in advance of the Conversion Date specifying:

                         (A) the proposed Conversion Date, which date may only be the last Business Day of each January, April, July or October;

                         (B) that the aggregate amount of all of the Loans shall be converted on such proposed Conversion Date; and

                         (C)  the nature of the proposed conversion.

                    (c)  If the  Company fails  to deliver  to each  Bank a
          Notice of Conversion in accordance with the terms of Section 4.2(b), the Company shall be deemed to have elected to continue the Loans as, and the Loans shall thereupon continue as, Eurodollar Rate Loans, CD Rate Loans or Base Rate Loans, as the case may be. Notwithstanding the foregoing, if any Event of Default shall then exist, the Company shall be deemed to have elected to convert such Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

                    (d) Unless the Majority Banks shall otherwise agree, during the existence of an Event of Default, the Company may not elect to have the Loans converted into or continued as Eurodollar Rate Loans or CD Rate Loans.

               SECTION 4.3    Closing  Fees.    On  the  Closing  Date  the
          Company shall pay to each Bank a one-time closing fee equal to 0.50% of such Bank's Commitment.

               SECTION 4.4 Computation of Interest. All computations of interest in respect of the Base Rate and LIBOR shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest in respect of the CD Rate shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue during each period during which interest is computed from and including the first day thereof to but excluding the last day thereof.

               SECTION 4.5    Increased Costs; Capital Adequacy.

                    (a) If (i) Regulation D of the Federal Reserve Board, or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date hereof,

                    (A) shall subject such Bank to any tax, duty or other charge with respect to Loans that are then Eurodollar Rate Loans or CD Rate Loans, the Note issued to such Bank, such Bank's obligation to maintain any such Loan, or shall change the basis of taxation of payments to such Bank of the principal of or interest on any such Loan or any other amounts due under this Agreement in respect of any such Loan or such Bank's obligation to maintain any such Loan (except for changes in the rate of tax on the overall income of such Bank imposed by any governmental authority); or

                    (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board but excluding, if the Loans are then Eurodollar Rate Loans, any reserve prescribed by the Federal Reserve Board included in the determination of LIBOR), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank;

          and the result of any of the foregoing is to increase the cost to such Bank of maintaining its Loan, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Note with respect thereto, then within 30 days after demand by such Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand), the Company shall pay directly to such Bank such additional amount or amounts as will compensate such Bank for such increased costs or such reduction, provided, however, that any such amount or amounts payable by the Company shall not exceed the increased costs or amount of reduction of such Bank in direct proportion to its Loan.

                    (b) If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by a Bank with any new guideline or request from any central bank or other governmental authority affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and the amount of such capital is increased by or based upon the existence of such Bank's commitment to maintain its Loan hereunder, then, within 30 days after demand by such Bank (which demand shall set forth in reasonable detail the basis of such demand), the Company shall pay directly to such Bank, from time to time as reasonably specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to maintain its Loan hereunder, provided, however, that any such amount or amounts payable by the Company shall not exceed the increased amount of capital required to be maintained by such Bank and allocable to its Loan in direct proportion to its Loan.

               SECTION 4.6 Funding Losses. The Company agrees to reimburse each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of:

                    (a) if the Loans are then Eurodollar Rate Loans or CD Rate Loans, the failure of the Company to make when due any payment of principal of the Loans (including payments made after any acceleration thereof) not resulting from such Bank's failure to act;

                    (b) the failure of the Company to convert the Loans after the Company has given (or is deemed to have given) a Notice of Conversion;

                    (c) the failure of the Company to make any prepayment after the Company has given a notice in accordance with Section 2.4;

                    (d) if the Loans are then Eurodollar Rate Loans or CD Rate Loans, the prepayment of the Loans on a day which is not the last day of the Interest Period with respect thereto; or

                    (e) the conversion pursuant to Section 4.2 of Loans that are then Eurodollar Rate Loans or CD Rate Loans to Loans of another type on a day that is not the last day of the Interest Period with respect thereto;

          including, in each case, (i) if the Loans are then Eurodollar Rate Loans or CD Rate Loans, any such loss or expense arising from the liquidation or reemployment of funds obtained by such Bank to maintain its Loan hereunder or from fees payable to terminate the deposits from which such funds were obtained and
          (ii) if the Loans are then CD Rate Loans, with respect to any certificate of deposit purchased by the Company from each Bank in connection therewith, any penalty assessed by such Bank for the early withdrawal of the funds deposited under any such certificate of deposit in accordance with such Bank's usual and customary practices that are not otherwise waived by such Bank, it being understood that for purposes of this Section 4.6 any such penalty assessed by such Bank for the early withdrawal of funds deposited under any such certificate of deposit shall constitute the only losses and expenses of such Bank that may be recovered by such Bank pursuant to this Section 4.6.


                                      SECTION 5
                                  MAKING OF PAYMENTS

               SECTION 5.1    Payments by the Company.

                    (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made directly to each Bank without condition or reservation of right in immediately available funds, no later than 12:00 noon (Chicago time) on the date specified herein. The Company shall make such payments by wire transfer to such account of each Bank as set forth in
          Schedule 5.1 hereof (or pursuant to such other instructions or to such other account as such Bank may from time to time notify the Company). Any payment which is received by a Bank later than 12:00 noon (Chicago time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest shall continue to accrue.

                    (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

               SECTION 5.2 Payments by each Bank. The failure of any Bank to make its Loan pursuant to Section 2.1 shall not relieve any other Bank of its obligation hereunder to make its Loan, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank.

               SECTION 5.3    Setoff.

                    (a) The Company agrees that, if at any time (i) any amount owing by it under this Agreement or any Related Document is then due and payable to a Bank or (ii) any Event of Default shall have occurred and be continuing, then such Bank, in its sole discretion, may apply to the payment of the Liabilities any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with such Bank.

                    (b) Without limitation of Section 5.3(a), the Company agrees that, upon and during the continuance of any Event of Default, such Bank is hereby authorized, at any time and from time to time, without notice to the Company, (i) to set off against and to appropriate and apply to the payment of the Liabilities any and all amounts which such Bank is obligated to pay over to the Company (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Liabilities.

                    (c) Notwithstanding any other provision of this Agreement, the Notes or any other Related Document, the Banks shall not set off against, or appropriate or apply to the payment of any Liabilities, any of the deposits, accounts or other assets of any Insurance Subsidiary.

               SECTION 5.4 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Liabilities held by such Bank any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Liabilities obtained by all the Banks, such Bank shall promptly upon demand purchase from the other Banks a portion of the Liabilities held by such other Banks as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them based upon each Bank's Commitment Percentage; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's Commitment Percentage of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a portion of another Bank's Liabilities pursuant to this Section 5.4 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such purchased Liabilities as fully as if such Bank were the direct creditor of the Company in the amount of such purchased Liabilities.


                                      SECTION 6
                            REPRESENTATIONS AND WARRANTIES

               To induce each Bank to enter into this Agreement and to make its Loan hereunder, the Company represents and warrants to each Bank that:

               SECTION 6.1 Corporate Organization. The Company is a corporation duly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation authorized to do business in Illinois, which is the only other jurisdiction in which the Company is required to be duly qualified and in good standing as a foreign corporation. The Company's failure to be so qualified in any other jurisdiction does not materially and adversely affect the Company's business, operations or financial condition or its ability to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 6.2 Authorization; No Conflict. The Company's execution, delivery and performance of this Agreement and each of the Related Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and each of the Related Documents are within the Company's corporate powers, have been duly authorized by all necessary corporate action, require no governmental, regulatory or other approval, and (a) do not and will not contravene or conflict with any provision of (i) any law the failure of the Company to comply with in the Company's determination materially and adversely affects the Company's business, operations or financial condition or its ability to perform its obligations hereunder and under the Related Documents to which it is a party, (ii) any judgment, decree or order applicable to the Company, or (iii) the Company's articles of incorporation or by-laws, and (b) do not and will not contravene or conflict with any provision of any agreement or instrument binding upon the Company or upon any property of the Company that in the Company's determination materially and adversely affects the Company's business, operations or financial condition or its ability to perform its obligations hereunder or under the Related Documents to which it is a party.

               SECTION 6.3 Validity and Binding Nature. This Agreement and the Related Documents to which the Company is a party are (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

               SECTION 6.4 Financial Statements. The annual and quarterly historical balance sheets and statements of operations that have been or shall hereafter be furnished to each Bank by or at the direction of the Company for the purposes of or in connection with this Agreement do and will present fairly the financial condition of the Persons involved as of the dates thereof and the results of their operations for the period(s) covered thereby, all in accordance with GAAP, consistently applied, unless otherwise noted therein.

               SECTION 6.5    Litigation and Contingent Liabilities.

                    (a) No litigation (including, without limitation, derivative actions), arbitration proceedings, governmental proceedings or investigations or regulatory proceedings are pending or, to the best of its knowledge, threatened against the Company or any Material Subsidiary which in the Company's determination materially and adversely affects the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party. In addition, to the best of the Company's knowledge, there are no inquiries, formal or informal, which give rise to such actions, proceedings or investigations.

                    (b) The Company and, to the best of the Company's knowledge, each Material Subsidiary have obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, including without limitation all licenses, permits, franchises and other governmental authorizations required under all applicable Environmental Laws, a failure to obtain or violation of which in the Company's determination materially and adversely affects the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.

                    (c) The Company does not have any material contingent liabilities required to be disclosed pursuant to GAAP that are not provided for or disclosed in the financial statements referred to in Section 6.4 hereof.

               SECTION 6.6 Employee Benefit Plans. To the best of the Company's knowledge, each Plan complies in all material respects with all applicable statutes and governmental rules and regulations (including, without limitation, the requirements of
          Section 401(a) of the Internal Revenue Code of 1986, as amended, to the extent that such Plan is intended to conform to that section) and during the 12-consecutive-month period prior to the Closing Date, (i) no Reportable Event has occurred and is continuing with respect to any Plan subject to Title IV of ERISA,
          (ii) neither the Company nor any ERISA Affiliate has withdrawn from any Plan subject to Title IV of ERISA or instituted steps to do so, (iii) no steps have been instituted to terminate any Plan subject to Title IV of ERISA, (iv) no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA, or (v) each Plan which is intended to be qualified pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended, has received a favorable determination letter. To the best of the Company's knowledge, no condition exists or event or transaction has occurred in connection with any Plan which would result in the incurrence by the Company or any ERISA Affiliate of any liability, fine or penalty, which in the Company's determination materially and adversely affects the Company's business, operations or financial condition, or the ability of the Company to perform its obligations hereunder and under the Related Documents to which it is a party. Neither the Company nor any ERISA Affiliate presently maintains, contributes to or, to the best of the Company's knowledge, has any liability (including current or potential withdrawal liability) with respect to any Multiemployer Plan. To the best of the Company's knowledge, neither the Company nor any ERISA Affiliate has any liability with respect to any funded or unfunded postretirement benefit for employees or former employees (including medical, health or life insurance) other than liability for continuation coverage described in Part 6 of Title I of ERISA.

               SECTION 6.7 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

               SECTION 6.8 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

               SECTION 6.9 Accuracy of Information. To the best of the Company's knowledge, all factual information heretofore or contemporaneously furnished  by  the  Company  to  any  Bank  for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other factual information hereafter furnished by the Company to any Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified, and the Company has not knowingly omitted and will not knowingly omit any material fact it deems necessary to prevent such information from being false or misleading.

               SECTION 6.10 Labor Controversies. There are no labor controversies pending or threatened against the Company or any Material Subsidiary which in the Company's determination materially and adversely affect the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 6.11   Tax Status.  Except as set forth in  Schedule
          6.11 hereto, the Company and, to the best of the Company's knowledge, each Material Subsidiary have made or filed all income and other tax returns, reports and declarations required by any jurisdiction to which it is subject, have paid all taxes, assessments and other charges shown or determined to be due on such returns, reports and declarations (other than those being diligently contested in good faith by appropriate proceedings), and have set aside adequate reserves against liability for taxes, assessments and charges applicable to periods subsequent to those covered by such returns, reports and declarations, a failure of which to file, to pay or to set aside in the Company's determination materially and adversely affects the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 6.12   No  Default.   No event  has occurred  and no
          condition exists which, upon the execution and delivery of, or consummation of any transaction contemplated by, this Agreement or any Related Document, or upon the funding of the Loans, will constitute an Event of Default. The Company and each Material Subsidiary have not received notice of default with respect to any other material agreement, security or contract, except those for which a default exists that is not capable of being cured with the payment of money or as to which a good faith dispute exists.

               SECTION 6.13 Compliance with Applicable Laws. The Company and, to the best of the Company's knowledge, each Material Subsidiary are in compliance with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (federal, state, local or foreign, and including, without limitation, Environmental Laws and Insurance
          Laws), a breach of which would in the Company's determination materially and adversely affect the Company's or such Material Subsidiary's business, operations or financial condition, or the ability of the Company to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 6.14 Insurance. The Company, in its sole determination, maintains adequate general liability, property and casualty insurance for its benefit under policies issued by insurers of recognized responsibility.

               SECTION 6.15   Solvency.     After  giving  effect   to  the
          transactions contemplated hereby and by the Related Documents, the Company is not "insolvent", nor will the Company's incurrence of obligations to repay the Loans render the Company "insolvent." For the purposes of this Section 6.15, a corporation is "insolvent" if (i) the "present fair salable value" (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (ii) the property of the Company constitutes unreasonably small capital for the Company to carry out its business as now conducted and as proposed to be conducted including the capital needs of the Company; (iii) the Company intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Company and amounts to be payable on or in respect of debt of the Company), or the cash available to the Company after taking into account all other anticipated uses of the cash of the Company is anticipated to be insufficient to pay all such amounts on or in respect of debt of the Company when such amounts are required to be paid; or (iv) the Company believes that final judgments against the Company in actions for money damages will be rendered at a time when, or in an amount such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time (as determined in the Company's best judgment) at which such judgments might be rendered), or the cash available to the Company after taking into account all other anticipated uses of the cash of the Company (including the payments on or in respect of debt referred to in clause (iii) of this Section 6.15), is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms. For purposes of this Section 6.15, the following terms have the following meanings: (x) the term "debts" includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (y) the term "present fair salable value" of the Company's assets means the amount which may be realized, within a reasonable time (as determined in the Company's best judgment), either through collection or sale of such assets at their regular market value and (z) the term "regular market value" means the amount which a capable and diligent businessman (as determined in the Company's best judgment) could obtain for the property in question within a reasonable time (as determined in the Company's best judgment) from an interested buyer who is willing to purchase under ordinary selling conditions (as determined in the Company's best judgment).

               SECTION 6.16 Use of Proceeds. The Company will use the proceeds of the Loans to refinance a borrowing made under the Revolving Credit Agreement, the proceeds of which borrowing were in turn used by the Company to purchase 150,000 shares of Class A Preferred Stock, par value $100 per share, of Pioneer Life Insurance Company of Illinois.

               SECTION 6.17   Subsidiaries.      The    Company   has    no
          Subsidiaries except as listed on Schedule 6.17 hereto.


                                      SECTION 7
                                      COVENANTS

               Until all Liabilities of the Company are paid in full, the Company agrees that, unless at any time the Majority Banks (except with respect to such sections that expressly require the written consent of all of the Banks) shall otherwise expressly consent in writing, it will:

               SECTION 7.1 Reports, Certificates and Other Information. Furnish to each of the Banks:

                    (a) Annual Report. On or before the ninetieth (90th) day after each of the Company's fiscal years, a copy of the consolidated and consolidating financial statements of the Company and its Subsidiaries (i) in the case of such consolidated statements, prepared in conformity with GAAP and audited and certified by independent certified public accountants of recognized standing selected by the Company and (ii) in the case of such consolidating statements, prepared based upon unadjusted per book entries in the Company's and its Subsidiaries' records, certified by an Authorized Officer.

                    (b)  Interim  Reports.   On  or before  the forty-fifth
          (45th) day after the end of each of the first three quarters of each fiscal year of the Company, a copy of the unaudited consolidated and consolidating financial statements of the Company prepared in a manner consistent with the financial statements referred to in Section 7.1(a) hereof, certified by an Authorized Officer and consisting of, at least, balance sheets as at the close of such quarter and statements of earnings for such quarter and for the period from the beginning of such fiscal year to the close of such quarter.

                    (c) Statutory Statements. Promptly upon the filing thereof, copies of all Statutory Statements required to be filed by the Company and each Principal Insurance Subsidiary with or to the insurance commission or department of such Person's respective state of domicile.

                    (d)  Reports  to  SEC.   Promptly  upon  the filing  or
          making thereof, copies of each Form 10-K and Form 10-Q made by the Company with or to the Securities and Exchange Commission.

                    (e) Certificates. Simultaneously with the furnishing of each annual statement and each quarterly statement provided for in this Section 7.1, a certificate of the Chief Financial Officer or another Authorized Officer stating that no Event of Default has occurred and is continuing, or, if there is any such event, setting forth the details thereof and the action that the Company is taking or proposes to take with respect thereto and setting forth computations in reasonable detail demonstrating compliance with each of the financial ratios and restrictions set forth in this Section 7.

                    (f) Notice of Default, Litigation and ERISA Matters. Promptly upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Company with respect thereto: (i) the occurrence of an Event of Default, (ii) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of $5,000,000 are sought, (iii) the occurrence of a material Reportable Event with respect to any Plan subject to Title IV of ERISA, (iv) the institution of any material steps by the Company, the PBGC or any other Person to terminate any Plan subject to Title IV of ERISA, (v) the institution of any material steps by the Company or any ERISA Affiliate to withdraw from any Plan subject to Title IV of ERISA which would result in material liability to the Company, (vi) the failure to make a material required contribution to any Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA, (vii) the taking of any material action with respect to a Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Plan, (viii) the occurrence of any event with respect to any Plan which could result in the incurrence by the Company of any liability, fine or penalty, which would in the Company's determination materially and adversely affect the Company's business, operations or financial condition or the ability of the Company to perform its obligations hereunder and under the Related Documents to which it is a party, or (ix) promptly after the incurrence thereof, notice of any material increase in the contingent liability of the Company with respect to any postretirement Plan benefits.

                    (g)  Other   Information.      Such    other   material
          information concerning the Company as any Bank may reasonably request from time to time.

               SECTION 7.2    Corporate Existence and  Franchises.   Except
          as otherwise expressly permitted in this Agreement, maintain and cause each Material Subsidiary to maintain in full force and effect its separate existence and all rights, licenses, leases and franchises reasonably necessary in the Company's sole discretion to the conduct of its and each Material Subsidiary's business.

               SECTION 7.3 Books, Records and Inspections. Maintain, and cause each Material Subsidiary to maintain, books and records in accordance with GAAP in all material respects, each Bank to have access to the Company's books and records, and permit each Bank, upon seven (7) days notice to the Company, to inspect the Company's properties and operations during normal business hours and at reasonable intervals, but no more frequently than semi-annually if no Event of Default has occurred.

               SECTION 7.4 Insurance. Maintain, and cause each Material Subsidiary to maintain, such insurance as is required by law.

               SECTION 7.5 Taxes and Liabilities. Promptly pay, and cause each Material Subsidiary to pay, when due all taxes, duties, assessments and other liabilities (except such taxes, duties, assessments and other liabilities as the Company or such Material Subsidiary is diligently contesting in good faith and by appropriate proceedings; provided that the Company or such Material Subsidiary has provided for and is maintaining adequate reserves with respect thereto in accordance with GAAP), a failure of which to pay in the Company's determination materially and adversely affects the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 7.6    Cash Flow Coverage.  Maintain either:

                    (A) a ratio of (x) the sum of (i) Available Cash Flow plus (ii) the Earnings of Pioneer Life Insurance Company of Illinois, National Group Life Insurance Company and Continental Life and Accident Company to (y) Debt Service Requirements equal to or greater than 1.35 to 1 at the end of each fiscal quarter, such ratio to be calculated for the period of the four fiscal quarters ending on the most recent fiscal quarter end prior to the date of computation, or

                    (B) a ratio of (x) Available Cash Flow to (y) Debt Service Requirements equal to or greater than 1.00 to 1 at the end of each fiscal quarter, such ratio to be calculated for the period of the four fiscal quarters ending on the most recent fiscal quarter end prior to the date of computation.

               SECTION 7.7 Net Worth. Not permit the Net Worth of the Company to be less than $65,000,000 at the end of each fiscal quarter of the Company.

               SECTION 7.8    Intentionally Omitted.

               SECTION 7.9 Indebtedness. Not, without the prior written consent of all of the Banks, incur or permit to exist any Indebtedness that by its terms or otherwise is senior in right of payment to the Liabilities, except (i) Indebtedness incurred in connection with Permitted Liens pursuant to Section 7.16 and (ii) Indebtedness hereinafter incurred that in the aggregate when added to all other senior Indebtedness incurred after the Closing Date does not exceed $5,000,000.

               SECTION 7.10 Risk-Based Capital. Shall cause each Principal Insurance Subsidiary on an individual basis to maintain at all times Total Adjusted Capital equal to or greater than 270% of Authorized Control Level RBC.

               SECTION 7.11 Real Estate Concentration. Shall cause each Principal Insurance Subsidiary on an individual basis to maintain at all times a Real Estate Concentration Ratio equal to or less than 50%.

               SECTION 7.12 Investment Quality. Shall cause each Principal Insurance Subsidiary on an individual basis to maintain at all times a ratio of (x) Non-Investment Grade Obligations to
          (y) Total Invested Assets to be equal to or less that 15%.

               SECTION 7.13   Intentionally Omitted.

               SECTION 7.14 Insurance Company Leverage Ratio. Shall cause (a) all Principal Insurance Subsidiaries on a combined basis to maintain at all times an aggregate Insurance Company Leverage Ratio of greater than 8.33%, and (b) each Principal Insurance Subsidiary on an individual basis to maintain at all times an Insurance Coverage Leverage Ratio of greater than 7.50%.

               SECTION 7.15 Insurance Ratings. Shall cause each of the following Subsidiaries to maintain at all times an insurance rating from A.M. Best equal to or better than the rating set forth opposite such Subsidiary's name:

                         Subsidiary                         Rating

               Pioneer Life Insurance Company of Illinois           B
               Manhattan National Life Insurance Company            A-
               National Group Life Insurance Company                B

          If  A.M. Best  shall  cease  to  issue  ratings  for  the  above-
          referenced Subsidiaries, the Banks and the Company shall negotiate in good faith to agree upon a substitute rating agency and after such substitute rating agency is agreed upon, the foregoing minimum ratings will be amended to reflect the equivalent rating by such substitute rating agency.

               SECTION 7.16   Intentionally Omitted.

               SECTION 7.17 Change in Nature of Business. Not, and not permit the Company and its Material Subsidiaries as a whole to, make any material change in the nature of its business carried on as of the date first stated above, provided, however, the Company or any Material Subsidiary may make changes in the nature of its business provided that any such change made is related in any way to the medical or insurance businesses.

               SECTION 7.18 Depository Relationship. The Company shall maintain its primary depository and remittance relationship with the Banks. Pursuant to such primary depository and remittance relationship, the Company shall maintain with each Bank average available demand deposits equal to the amount needed to cover non-credit services provided by such Bank to the Company and its Subsidiaries, such amount to be determined according to the published fee schedules of such Bank; provided, however, that the failure of the Company to maintain such amount with each Bank shall not be an Event of Default under this Agreement. The Company agrees that if the amount of available demand deposits maintained by the Company with such Bank are insufficient to equal the amount needed to cover non-credit services provided by such Bank, then such Bank may charge the Company a deficiency fee sufficient to cover such non-credit services, such deficiency fee to be determined according to the published fee schedules of such Bank or the fees being charged to the Company at that time, whichever are less.

               SECTION 7.19 Employee Benefit Plans. Not permit, and not permit any ERISA Affiliate to permit, any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; and not engage in, or permit to exist or occur, or permit any ERISA Affiliate to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Plan which would result in the incurrence by the Company or any ERISA Affiliate of any liability, fine or penalty, which in either case would in the Company's determination materially and adversely affect the Company's business, operations or financial condition, or the ability of the Company to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 7.20 Use of Proceeds. Not, and not permit any Subsidiary to, use or permit the direct or indirect use of any proceeds of or with respect to the Loans for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" (within the meaning of Regulation U) Margin Stock.

               SECTION 7.21   Other Agreements.   Not,  and not  permit any
          Material Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the performance of the Company's obligations hereunder, under any Related Document or under any instrument or document delivered or to be delivered by the Company hereunder or thereunder or in connection herewith or therewith or which would violate or breach any provision hereof or thereof or of any such instrument or document.

               SECTION 7.22 Compliance with Applicable Laws. Comply, and cause each Material Subsidiary to comply, with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (federal, state, local or foreign, and including, without limitation, Environmental Laws and Insurance
          Laws), a breach of which would in the Company's determination materially and adversely affect the Company's or such Material Subsidiary's business, operations or financial condition, or which would impair the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.


                                      SECTION 7A
                              UNRESTRICTED SUBSIDIARIES

               SECTION 7A.1 Unrestricted Subsidiaries. The Company may, from time to time, by written notice to each Bank, designate a Subsidiary as an Unrestricted Subsidiary (referred to herein as an "Unrestricted Subsidiary") provided that each of the following conditions is satisfied:

                    (a) the proposed Unrestricted Subsidiary shall not be a Material Subsidiary existing on the Closing Date;

                    (b) the aggregate Unrestricted Subsidiary Indebtedness of all Unrestricted Subsidiaries, including the Unrestricted Subsidiary Indebtedness of the proposed Unrestricted Subsidiary, shall not exceed $40,000,000;

                    (c) the proposed Unrestricted Subsidiary shall have no financial obligations, liabilities or dealings of any kind with the Company or any Material Subsidiary of the Company, except for
          (i) ordinary overhead allocations, (ii) marketing agreements, administration agreements and other agreements which the Company customarily enters into with its Subsidiaries so long as the terms of such agreements are no less favorable to the Company than the terms of agreements the Company enters into with its other Subsidiaries, and (iii) other customary inter-corporate dealings so long as the terms of such dealings are no less favorable to the Company than the terms of dealings the Company enters into with its other Subsidiaries; and

                    (d) the proposed Unrestricted Subsidiary shall not have, permit to exist or incur any undertaking, indebtedness, obligation or other liability pursuant to which recourse may be made to the Company or any Material Subsidiary of the Company, and neither the Company nor any Material Subsidiary of the Company shall be or become a guarantor or surety of, or otherwise be or become responsible in any manner (whether by support agreement or agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to any undertaking, indebtedness, obligation or other liability of such proposed Unrestricted Subsidiary; provided, however, that the proposed Unrestricted Subsidiary shall be permitted to engage in the types of transactions prohibited by this Section 7A.1(d), and the Company shall be permitted to provide guarantees and sureties, if the Company's obligations under such transactions, guaranties and sureties (i) are expressly subordinated to the Company's obligations under this Agreement and (ii) shall not exceed $2,000,000 in the aggregate for any one Unrestricted Subsidiary.

               SECTION 7A.2 Additional Unrestricted Subsidiaries. In addition to the Unrestricted Subsidiaries designated pursuant to
          Section 7A.1 above, the Company and the Majority Banks can agree to designate any Subsidiary as an Unrestricted Subsidiary. Any Unrestricted Subsidiary Indebtedness of an Unrestricted Subsidiary designated as such pursuant to this Section 7A.2 shall be excluded from the calculation of the aggregate Unrestricted Subsidiary Indebtedness permitted pursuant to Section 7A.1.

               SECTION 7A.3   Effectiveness    of    Designation.       The
          designation by the Company of a Subsidiary as an Unrestricted Subsidiary shall become effective five (5) Business Days after the Company delivers a written notice of such designation to each Bank, which notice shall certify that all of the conditions set forth in Section 7A.1 have been satisfied with respect to such Unrestricted Subsidiary.

               SECTION 7A.4 Effect of Designation. Other than for purposes of the financial statements referenced in Section 7.1 hereof, the assets, liabilities, Unrestricted Subsidiary Indebtedness, income, losses, cash flow, net worth, liens and other relevant amounts and factors concerning any Unrestricted Subsidiary shall be excluded from the computations referenced in Sections 7.6 and 7.9 of this Agreement and, to the extent applicable, the computations referenced in Sections 7.10 through 7.16, inclusive, of this Agreement, and the Unrestricted Subsidiaries shall not be subject to any of the other limitations or restrictions contained herein.



                                      SECTION 8
                            CONDITIONS TO MAKING THE LOANS

               SECTION 8.1 Conditions Precedent. Each Bank's obligation to make its Loan is subject to the satisfaction of each of the following conditions precedent:

                    (a) Fees and Expenses. The Company shall have paid all fees owed to each of the Banks and reimbursed each of the Banks for all expenses due and payable hereunder on or before the Closing Date including, but not limited to, ANB's counsel fees provided for in Section 10.4 to the extent such counsel shall have requested payment of such fees.

                    (b)  Documents.   Each Bank shall have  received all of
          the following, each duly executed and delivered and dated the Closing Date, in form and substance satisfactory to each Bank:

                    (i)   Agreement.    This  Agreement,  executed  by  the
               Company and each Bank.

                    (ii) Note.   A  Promissory Note,  substantially in  the
               form of Exhibit A hereto, with appropriate insertions, issued to such Bank and executed by the Company.

                    (iii) Resolutions. Certified copies of resolutions of the Company's Board of Directors or the Executive Committee of the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Company is a party and any other documents provided for herein or therein to be executed by the Company.

                    (iv) Consents.    Certified  copies  of  all  documents
               evidencing any necessary corporate action, consents and governmental approvals, if any, with respect to this Agreement, the Related Documents, and any other documents provided for herein or therein to be executed by the Company.

                    (v) Incumbency and Signatures. A certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers of the
               Company authorized to sign this Agreement and the Related Documents to which the Company is a party and any other documents provided for herein or therein to be executed by the Company, together with a sample of the true signature of each such officer. Each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

                    (vi) Opinion  of  Counsel.    Opinion  of  the  general
               counsel or the assistant general counsel to the Company in form and substance reasonably satisfactory to each Bank.

                    (vii) Constitutive Documents. Certified copies of the Company's articles of incorporation and by-laws.

                    (viii) Good Standing Certificates. Certificates of good standing for the Company in Delaware and Illinois and a certificate of the insurance commissioner or similar official of the jurisdiction of incorporation of each Principal Insurance Subsidiary as to the good standing of such Principal Insurance Subsidiary.

                    (ix) Other.   Such other  documents  as each  Bank  may
               reasonably request.

                    (c)  No Default.    No  Event  of  Default  shall  have
          occurred and be continuing or will result from the making of the Loans requested to be made on the Closing Date.


                                      SECTION 9
                          EVENTS OF DEFAULT AND THEIR EFFECT

               SECTION 9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement following the expiration of any applicable notice or cure period:

                    (a) Nonpayment of the Loans. Default in the payment when due of the principal of or interest on the Loans, or the payment when due of any fees or any other amounts payable by the Company hereunder and continuance of such default for five (5) Business Days after the applicable due date, or default in the payment when due of the principal of or interest on any loan made under the Revolving Credit Agreement, or the payment when due of any fees or any other amounts payable by the Company under the Revolving Credit Agreement and continuance of such default beyond the applicable grace period as set forth in the Revolving Credit Agreement.

                    (b)  Nonpayment of Other Indebtedness.  Default in  the
          payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness of, or guaranteed by, the Company or any Material Subsidiary if the aggregate amount of any such other Indebtedness that is accelerated or due and payable, or that may be accelerated or otherwise become due and payable, by reason of such default is $5,000,000 or more, or default in the performance or observance of any obligation or condition with respect to any such other Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or cause any of such Indebtedness of $5,000,000 or more to be prepaid, purchased or redeemed or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Indebtedness of $5,000,000 or more to become due and payable prior to its expressed maturity or to cause such Indebtedness of $5,000,000 or more to be prepaid, purchased or redeemed.

                    (c)  Bankruptcy  or Insolvency.    The Company  becomes
          insolvent or generally fails to pay, or admits in writing its general inability to pay, debts as they become due; or the Company applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for the Company, or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or for a substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company, and if such case or proceeding is not commenced by the Company, it is consented to or acquiesced in by the Company or remains for 60 days undismissed; or the Company takes any corporate action to authorize, or in furtherance of, any of the foregoing or the insurance commission or department of any Principal Insurance Subsidiary's state of domicile takes any action against such Principal Insurance Subsidiary or the Company in connection with any of the foregoing.

                    (d) Specified Noncompliance with this Agreement. Failure by the Company to comply with or to perform under Section
          7.2 (only with respect to the maintenance of the existence of the Company), Sections 7.6 through 7.16, inclusive, and Section 7.21 hereunder and continuance of such failure for five (5) Business Days after (i) written notice thereof to the Company from the Majority Banks or (ii) any Authorized Officer of the Company knew or should have known of such failure to comply or perform; provided, however, that, with respect to the failure by the Company to comply with or to perform under Sections 7.10 through 7.14, inclusive, the continuance of such failure shall be extended from five (5) Business Days to thirty (30) days if each Bank receives written notice from the Company prior to the expiration of such five (5) Business Day period that such failure is curable within such thirty (30) day period.

                    (e) Other Noncompliance with this Agreement. Failure by the Company to comply with or to perform any provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 9) and continuance of such failure for sixty (60) days after (i) written notice thereof to the Company from the Majority Banks or (ii) any Authorized Officer of the Company knew of such failure to comply or perform.

                    (f)  Representations     and    Warranties.         Any
          representation or warranty made by the Company herein or in any Related Document is breached in any material respect or is known by the Company to have been false or misleading in any material respect when given, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company to any Bank is known by the Company to have been false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

                    (g) Employee Benefit Plans. (i) Institution by the PBGC, the Company or any ERISA Affiliate of steps to terminate a Plan subject to Title IV of ERISA if as a result of such termination, the Company or any ERISA Affiliate would be required to make a material contribution to such Plan, or would incur a material liability or obligation to such Plan, (ii) occurrence of a contribution failure with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA, or (iii) incurrence of any material liability (including current or potential withdrawal liability) by the Company or any ERISA Affiliate with respect to any Multiemployer Plan.

                    (h) Judgments. There shall be entered against the Company one or more final unappealable judgments or decrees in excess of $5,000,000 in the aggregate at any one time outstanding for the Company, excluding those judgments or decrees (i) that shall have been stayed, vacated or bonded, (ii) that shall have been outstanding less than 30 days from the entry thereof,
          (iii) for and to the extent to which the Company is insured and with respect to which the insurer specifically has determined that it shall assume responsibility in writing or (iv) for and to the extent to which the Company is otherwise indemnified if the terms of such indemnification are satisfactory to the Majority Banks.

               SECTION 9.2    Effect of  Event of Default.  If any Event of
          Default described in Section 9.1(c) shall occur, the Loans, the Notes and all other Liabilities shall become immediately due and payable, all without presentment, demand or notice of any kind, all of which, except as expressly set forth herein, are hereby expressly waived by the Company; and, in the case of any other Event of Default, the Majority Banks may, by written notice to the Company, declare the Loans, the Notes and all other Liabilities to be due and payable, whereupon the Loans, the Notes and all other Liabilities shall become immediately due and payable, all without presentment, demand or notice of any kind, all of which, except as expressly set forth herein, are hereby expressly waived by the Company.


                                      SECTION 10
                                       GENERAL

               SECTION 10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Related Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, and, in the case of amendments, signed by the Company, and then any such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, and, in the case of an amendment, signed by the Company, do any of the following:

                    (a)  subject any Bank to any additional obligations;

                    (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Related Document;

                    (c) reduce the principal of, or the rate of interest specified herein on the Loans, or of any fees or other amounts payable hereunder or under any other Related Document;

                    (d) change the percentage of the Commitments which shall be required for the Banks or any of them to take action hereunder; or

                    (e) amend this Section 10.1 or any provision providing for consent or other action by all Banks.

               SECTION 10.2 Notices. All notices hereunder shall be in writing. Notices given by mail shall be deemed to have been given (i) five (5) Business Days after the date sent if sent by registered or certified mail, postage prepaid, (ii) the next Business Day if sent by overnight delivery service, (iii) the day sent if sent by telecopy or telex if sent prior to 5:00 p.m. local time on a Business Day, otherwise the following day, or
          (iv) the day delivered if sent by personal messenger, and:

                    (a) if to the Company, addressed to the Company at its address shown below its signature hereto; or

                    (b) if to a Bank, addressed to such Bank at the address shown below its signature hereto;

                    or in the case of any party, such other address as such party, by written notice received by the other parties to this Agreement, may have designated as its address for notices.

               SECTION 10.3 Accounting Terms; Computations. Unless otherwise indicated, all accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP as in effect on the Closing Date. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for purposes of this Agreement such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement or agreed to in writing by the Majority Banks, be made in accordance with GAAP as then in effect.

               SECTION 10.4   Costs, Expenses and Taxes.

                    (a) The Company agrees to pay within thirty (30) days after demand by each Bank all of such Bank's reasonable out-of-pocket costs and expenses (including the reasonable fees and out-of-pocket expenses of such Bank's counsel) in connection with the preparation, execution and delivery of this Agreement, the Related Documents and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including, without limitation, all amendments, supplements and waivers executed and delivered pursuant hereto or in connection herewith).

                    (b) The reasonable costs and expenses which any Bank incurs in any manner or way with respect to the following shall be part of the Liabilities, payable by the Company within thirty
          (30) days after demand if at any time after the date of this Agreement such Bank: (i) reasonably employs counsel for advice or other representation (A) to represent such Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by such Bank, any other Bank, the Company or any other Person) in any way or respect relating to this Agreement or the Related Documents or (B) to enforce any of such Bank's rights with respect to the Company under this Agreement and the Related Documents; and/or (ii) reasonably seeks to enforce or enforces any of such Bank's rights and remedies with respect to the Company under this Agreement and the Related Documents.

                    (c) All of the Company's obligations provided for in this Section 10.4 shall be Liabilities of the Company hereunder.

               SECTION 10.5 Indemnification. In consideration of each Bank's execution and delivery of this Agreement and each Bank's agreement to make and maintain its Loan, the Company hereby agrees to indemnify, exonerate and hold such Bank and each of its officers, directors, employees and agents (herein collectively called the "Bank Parties" and individually called a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, costs (including, without limitation, all documentary or other stamp taxes or duties), liabilities and damages, and expenses in connection therewith (irrespective of whether such Bank Party is a party to the action for which indemnification hereunder is sought) (the "Indemnified Liabilities"), including, without limitation, reasonable attorneys' fees and disbursements, incurred by such Bank Parties or any of them as a result of, or arising out of, or relating to (except for such Indemnified Liabilities arising on account of such Bank Party's gross negligence or willful misconduct):

                    (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loans;

                    (b) the execution, delivery, performance, administration or enforcement of this Agreement and the Related Documents in accordance with their respective terms by any of such Bank Parties;

                    (c)     any   misrepresentation   or   breach  of   any
          representation or warranty or covenant herein by the Company.

          If and to the extent that the foregoing agreements described in this Section 10.5 may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

               SECTION 10.6 Captions and References. The recitals to this Agreement (except for definitions) and the section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

               SECTION 10.7 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Banks or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

               SECTION 10.8 Governing Law; Jury Trial; Severability. This Agreement and each Note shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of each Bank, which obligations and rights are described herein or in the Note issued to such Bank, shall be in addition to and not in limitation of those provided by applicable law.

               THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (i) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED DOCUMENTS, THE LOANS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (ii) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE RELATED DOCUMENTS, THE LOANS, OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

          ____________________
          Agreed and Acknowledged by the Company

               THE COMPANY IRREVOCABLY AGREES THAT, SUBJECT TO EACH BANK'S SOLE AND ABSOLUTE ELECTION, ANY ACTION OR PROCEEDING IN ANY WAY, MANNER OR RESPECT ARISING OUT OF THIS AGREEMENT, THE RELATED DOCUMENTS, THE LOANS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE RELATED DOCUMENTS, THE LOANS, OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT SHALL BE LITIGATED IN THE COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, THE STATE OF ILLINOIS, AND THE COMPANY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SUCH CITY AND STATE. THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST THE COMPANY BY ANY BANK IN ACCORDANCE WITH THIS
          SECTION 10.8.

               SECTION 10.9   Counterparts.      This  Agreement   and  any
          amendment or supplement hereto or any waiver or consent granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

               SECTION 10.10 Successors and Assigns. Subject to Section 10.12, this Agreement shall be binding upon the Company, each Bank and their respective successors and assigns, and shall inure to the benefit of the Company, each Bank and each Bank's successors and assigns. The Company shall have no right to assign its rights or delegate its duties under this Agreement.

               SECTION 10.11 Prior Agreements. The terms and conditions set forth in this Agreement shall supersede all prior negotiations, agreements, discussions, correspondence, memoranda and understandings (whether written or oral) of the Company and the Banks concerning or relating to the subject matter of this Agreement (including, without limitation, the terms set forth in the proposal letter dated February 13, 1995 issued by the Banks to Mr. Peter W. Nauert).

               SECTION 10.12  Assignments;  Participations.   (a) Each Bank
          shall have the right to assign, with the written consent of the Company, which shall not be unreasonably withheld, to any Affiliate of such Bank and to one or more banks or other financial institutions, all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loan and the Note issued to such Bank) and the Related Documents. For purposes of this Section, it shall not be unreasonable for the Company to withhold its consent to a proposed assignee if, as a result of such proposed assignment, any one Bank's Commitment Percentage would be in excess of fifty percent (50%) or there would be more than six (6) banks or financial institutions party to this Agreement. Upon any such assignment, (x) the assignee shall become a party hereto and, to the extent of such assignment, have all rights and obligations of such Bank hereunder and under the Related Documents and (y) such Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations hereunder and under the Related Documents. The Company hereby agrees to execute and deliver such documents, and to take such other actions, as such Bank may reasonably request to accomplish the foregoing. Upon such assignment, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the assignee and the resulting adjustment of the Commitment Percentages arising therefrom.

                    (b)  In   addition  to  the  assignments  permitted  in
          clause (a) of this Section 10.12, each Bank and any assignee pursuant to clause (a) above shall have the right with the written consent of the Company to grant participations to one or more banks or other financial institutions in or to its Loan, the Related Documents, and the Note held by such Bank or such assignee, provided that (i) each Bank's obligations under this Agreement shall remain unchanged and (ii) the Company shall continue to deal solely and exclusively with such Bank. No holder of a participation in all or any part of a Loan, the Related Documents, or any Note shall have any rights under this Agreement; provided, however, that, to the extent permitted by applicable law, each holder of a participation shall have the same rights as each Bank under Section 5.3.

                    (c) The Company hereby consents to the disclosure of any information obtained in connection herewith (i) by each Bank, to any bank or other financial institution which is an assignee or potential assignee with respect to which the Company has given its written consent pursuant to clause (a) above, and (ii) by each Bank and any assignee pursuant to clause (a) above, to any bank or other financial institution which is a participant or potential participant with respect to which the Company has given its written consent pursuant to clause (b) above, it being understood that each Bank and each assignee shall advise any such bank or other financial institution of its obligation to keep confidential any nonpublic information disclosed to it pursuant to this Section 10.12.

               SECTION 10.13 Confidentiality. Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Company in connection with this Agreement or any other Related Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by such Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to such Bank; provided, further, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any governmental or regulatory authority to which such Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process, provided that, if it is lawful to do so, such Bank shall give prompt notice to the Company of service thereof so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.13; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which any Bank or their respective Affiliates may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Related Document, and (F) to such Bank's independent auditors and other professional advisors provided that each such entity agrees to maintain the confidentiality of such information pursuant to the terms of this Section.

               SECTION 10.14 Credit Decision. Each Bank expressly acknowledges that no other Bank has made any representation or warranty to it and that no act by any other Bank hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by such other Bank to any Bank. Each Bank represents to the other Banks that it has independently and without reliance upon such other Banks and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory and other laws and regulations relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the other Banks and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Related Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. No Bank shall have any duty or responsibility to provide any other Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of such Bank.


                  [Remainder of this page intentionally left blank.]


               IN WITNESS WHEREOF, the Company and each Bank have caused this Agreement to be executed and delivered as of the day and year first above written.

                                        THE COMPANY:

                                        PIONEER FINANCIAL SERVICES, INC.


                                        By:

                                        Title:





                                        1750 Golf Road
                                        Schaumburg, Illinois 60101
                                        Attention:  David Vickers
                                                      Val Rajic
                                        Telephone:  (708) 995-0400
                                        Telecopy:   (708) 413-7195

                                        THE BANKS:

          COMMITMENT:                   AMERICAN NATIONAL BANK AND TRUST
          $9,000,000                         COMPANY OF CHICAGO


                                        By

                                            Vice President

                                        33 North LaSalle Street
                                        Chicago, Illinois 60690
                                        Attention:  Arthur W. Murray
                                        Telephone:  (312) 661-6943
                                        Telecopy:   (312) 661-6675


          $4,000,000                    FIRSTAR BANK MILWAUKEE, N.A.


                                        By

                                        Title:


                                        777 East Wisconsin Avenue
                                        Milwaukee, Wisconsin 53202
                                        Attention: Stephen E. Check
                                        Telephone:__________________________
                                        Telecopy:___________________________


          $2,000,000                    BANK ONE, ROCKFORD, NA


                                        By

                                        Title:


                                        East State at Mulford Road
                                        Rockford, Illinois 61110-4900
                                        Attention: Robert Opperman
                                        Telephone: (815) 962-3771
                                        Telecopy: (815) 394-1889



                                                               Schedule 5.1


                          Wire Transfer/Account Information





          American National Bank and
           Trust Company of Chicago
          ABA #: 071000770
          Account No.: 4069692
          Reference: Pioneer Term Loan


          Firstar Bank Milwaukee, N.A.
          ABA #: 075000022
          Reference:  Pioneer Term Loan


          Bank One, Rockford, NA
          ABA #: 071900401
          Reference:  Pioneer Term Loan




                                                              Schedule 6.11


                                   Tax Liabilities


                                         None



                                                              Schedule 6.17



                                     Subsidiaries


          Principal Insurance Subsidiaries




          Insurance Subsidiaries




          Other Subsidiaries